Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Form S-4 with file number 333- of KludeIn I Acquisition Corp. of our audit report dated May 23, 2022, relating to the financial statements of UberMedia Inc, for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Form S-4.

Atlanta, Georgia

June 30, 2022